UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: January 10, 2004

(Date of Earliest Event Reported)

Dakota Growers Pasta Company, Inc.

(Exact name of registrant as specified in its charter)

North Dakota	000-50111	45-0423511
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Pasta Avenue Carrington, North Dakota 58421
(Address of principal executive offices)

Registrant’s telephone number, including area code: (701) 652-2855

Item 5.  Other Events.

The Annual Meeting of Stockholders of Dakota Growers Pasta Company, Inc. (the “Company”) was held on Saturday, January 10, 2004.  During that meeting, the Company disclosed to its shareholders that it has been continuing its previously-disclosed efforts, working with food technology experts, to develop a low digestible carbohydrate pasta.  The Company announced that it plans to commence production and sale of a line of low digestible carbohydrate pasta products in the early part of calendar year 2004.  The new products will be sold and distributed under the newly-established label of DreamfieldsTM.  The Company indicated it hopes to capitalize on the trend of low carbohydrate products with the introduction of a product that it believes may increase its market share in the pasta category.  The Company also indicated that it believes that such low carbohydrate products will ultimately provide a greater profit margin than current sales of the Company’s traditional dry pasta products.  The Company expects to incur significant expenses associated with the new product roll-out in its third fiscal quarter 2004.  The new products and new DreamfieldsTM label are the result of the collaborative efforts of the Company and a group of food technology, manufacturing and consumer products marketing experts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains forward-looking statements based on assumptions by the management of Dakota Growers Pasta Company, Inc. as of the date of this report, including assumptions about risks and uncertainties faced by Dakota Growers Pasta Company, Inc.  When used in both the oral and written portions of this report, the words “believe,” “expect,” “anticipate,” “intend,” “will” and similar verbs or expressions are intended to identify such forward-looking statements.

If management’s assumptions prove incorrect or should unanticipated circumstances arise, Dakota Growers Pasta Company, Inc.’s actual results could differ materially from those anticipated. Such differences could be caused by a number of factors or combination of factors including, but not limited to, delays in the introduction of the low digestible carbohydrate pasta products.  Readers are strongly urged to consider such factors when evaluating any forward-looking statement and not to put undue reliance on any forward-looking statements.  Dakota Growers Pasta Company, Inc. undertakes no obligation to update any forward-looking statements in this presentation to reflect future events or developments.

Item 7.  Financial Statements and Exhibits.

(a)                                            Financial Statements: Not Applicable

(b)                                           Pro Forma Financial Information: Not Applicable

(c)                                            Exhibits: Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA GROWERS PASTA COMPANY, INC.

	By	/s/ Timothy J. Dodd
Timothy J. Dodd, President and Chief Executive Officer

January 12, 2004